Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Akerna Corp. on Form S-8 of our report dated March 20, 2023, which includes an explanatory paragraph as to the Akerna Corp.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Akerna Corp. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Annual Report on Form 10-K of Akerna Corp. for the year ended December 31, 2022.

Marcum LLP

Los Angeles, CA

February 8, 2024

Marcum llp / 777 S. Figueroa Street / Suite 2900 / Los Angeles, CA 90017 / Phone 310.432.7400 / marcumllp.com